CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — Director of Corporate Relations
George Zoley
The GEO Group — Chairman and CEO
Jerry O’Rourke
The GEO Group — CFO, SVP Financing and Treasurer
CONFERENCE CALL PARTICIPANTS
Jeffrey Kessler
Lehman Brothers — Analyst
Patrick Swindel
Avondale Partners — Analyst
Andrew Ken
Perry Capital — Analyst
Bill Gillcrest
Hartford Investment Management — Analyst
Todd Van Fleet
First Analysis — Analyst
Eduardo Abush
The GEO Group — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the fourth quarter 2006 GEO Group earnings conference call. Good day ladies and gentlemen, and welcome to the fourth quarter 2006 GEO group conference call. My name is Danielle, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. And we will conduct a question and answer session towards the end of this conference. [OPERATOR INSTRUCTIONS]. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over your host for today’s call. Mr. Please proceed.

Pablo Paez - The GEO Group — Director of Corporate Relations
Thank you, operator. Good afternoon, everyone and thank you for joining us today for our discussion of the GEO Group’s fourth quarter and year-end 2006 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, Wayne Calabrese, Vice Chairman President, and Chief Operating Officer, Jerry O’Rourke, Chief Financial Officer, David Watson Treasurer and Vice President of Finance, and Brian Evans Vice President of Accounting and Chief Accounting Officer. This afternoon, we will discuss our fourth quarter performance, current business development activities, and conclude the call with a question and answer session. This conference call is also being web cast live on our website at www.theGEOgroupinc..com. The replay of the audio webcast will be available on the website for one year. A telephone replay will also be available through March 27th at 1-888-286-8010.
The pass code for the telephone replay is 28385790. During the call we will a reconciliation discuss non-GAAP basis information. The reconciliation from non-GAAP basis information to GAAP basis results may be found on the conference call section of our investor relations web page. Before I turn the call over to George Zoley, please let me remind you that much of the information that we will discuss today, including the answers we give in response to your questions may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our securities and exchange commission filings, including the forms 10-K , 10-Q and 8-K reports. With that please allow me to turn this call over to George Zoley.

George Zoley - The GEO Group — Chairman and CEO
Thank you, Pablo. Good afternoon to everyone and thank you for joining us today as I provide an overview of the financial results for the fourth quarter of 2006. When I conclude my prepared remarks, I’ll open up the call to a question and answer session. We are very pleased with our fourth quarter performance, which we believe validates the continuing success of our company’s diversified growth platform. More specifically, the reasons for the strong performance are as follows. First, the successful integration of correctional services acquisition. Next, several federal detention facilities, which enjoyed improved contract terms and higher occupancy levels as a result of new contracts under the U.S. secure border initiative. And finally, several new contract wins by our three business units. U.S. corrections, GEO Care and international services. It is the strongest fourth quarter we’ve ever experienced. And we believe it indicates a trend toward a decrease in our financial exposure to year-end occupancy, fluxuations of past years. Our fourth quarter pro forma earnings increased 197% to $10.7 million or $0.53 a share from$3.6 million or $0.24 per share for the same period in 2005. For the full year, our pro forma earnings increased 166% to $32.4 million or $1.81 per share from $12.2 million or $0.81 per share for 2005. Our pro forma earnings excludes start-up expenses, deferred financing fees as well as several other items listed in the reconciliation tables in our press release. On a GAAP basis, our fourth quarter 2006 income from continuing operations grew to $10.5 million or $0.52 per share based on 20.2 million shares from a loss of $1.3 million or $0.09 per share based on 15 million shares during the same period in 2005. For the full year GAAP income from continuing operations increased to $30.3 million or $1.70 per share from $5.9 million or $0.39 per share for 2005.
Our revenue during the fourth quarter increased 50% to $247.4 million from $164.9 million for the same period in 2005. Quarterly revenues reflect approximately $37 million in pass through construction revenues. Revenue for the full year increased 40% to $860.9 million from $612.9 million for 2005. Full year revenues include $74 million in construction revenues. Our top line growth during 2006 has been driven by the three primary factors I mentioned at the beginning of the call. The successful acquisition of CSC, strong performance from our federal facilities, and new contract wins by our three business units. Our average correctional per diem rate for the fourth quarter was $50.49 compared to $48.11 for the same period in 2005. Our company wide paid level of occupancy was approximately 99% excluding our idle facilities in Jena, Louisiana and Baldwin, Michigan. For the full year our adjusted EBITDA increased 86% to $91.2 million from $49.1 million for 2005. Adjusted EBITDAR for 2006 increased 54% to 116.9 million from $75.7 million in 2005. We expect our adjusted EBITDA to be approximately between $125-135 million in 2007. Our adjusted free cash flow during 2006 increased 136% to $47.9 million from $20.3 million a year ago. And we expect to generate between $55 and $60 million in adjusted free cash flow in 2007. Our cash at the end of the year was approximately $112 million, excluding approximately $34 million of restricted cash. And our balance sheet reflects approximately $150 million in senior unsecured notes and nonrecourse debt of approximately $132 million. This concludes my overview of financial performance during the fourth quarter. I would now like to discuss our acquisition of CentraCore Properties Trust or CPT.
On January 24th of 2007, we closed on our acquisition of CPT for $32 per share for a total acquisition cost of $427 million, including the refinancing of approximately $40 million of CPT debt. We financed the acquisition of CPT with $365 million in new term loan borrowings at LIBOR plus 1.5% and approximately $62 million in cash. Our amended senior credit facility now consists of a seven-year term loan and a $150 million five-year revolving credit facility. With this transaction, we acquired ownership of 13 facilities with 8,671 beds. 11 of these facilities with 7,545 beds were previously leased to GEO. In addition to these 11 GEO managed facilities, we now own the 400 bed Mesa Verde correctional facility which is leased to Cornell Companies and the 726 bed, Delaney Hall facility, which is leased to Community Educational Centers and being expanded by 286 beds. Assuming a replacement construction cost of $50,000 per bed, these important assets have an intrustic value of more than $439. We are very pleased with the successful closing of this important acquisition, which now allows us to regain control of these important assets and move forward on increasing their value. In California, three of the facilities we’ve purchased from CPT totaling just under 1900 beds, which are currently under contract with the state of California are due for renegotiation during 2007. We are conducting a comprehensive analysis of the expansion capabilities of these facilities, as well as a company wide review of our existing facilities to determine all of our expansion capabilities. In moving forward, we will consider expansions or new built projects ahead of a signed contract depending on the circumstances and the demand in certain locations as we have done in Oklahoma for the 600 bed expansion of our Lawton, Oklahoma facility and in Texas with a 576-bed expansion of our Val Verde facility.
Moving to our updated financial guidance, due to our improved outlook, we have increased our 2007 earnings guidance to a pro forma range of $1.90 to $2.05 per share, exclusive of $0.12 per share in start-up expenses. We expect operating revenues to be in the range of $890 million to $910 million exclusive of pass through construction revenues. For the first quarter, we expect earnings to be in the pro forma range of $0.37 to $0.39 per share, exclusive of $0.06 per share in start-up expenses and revenues to be in the range of $215 to $220 million exclusive of construction revenues. We expect second quarter earnings to be in the pro forma range of $0.47 to $0.51 per share, exclusive of $0.01 per share in start-up expenses in second quarter revenues to be in the range of $221 to $ 226 million, exclusive of construction revenues. We expect third quarter earnings to be in the pro forma range of $0.50 to $0.54 a share exclusive of $0.05 per share in start-up expenses and third quarter revenues to be in the range of $224 to $229 million, exclusive of construction revenues. Finally, for the fourth quarter, we expect earnings to be in the pro forma range of $0.56 to $0.61 per share and revenues to be in the range of $230 to 235 million exclusive of construction revenues. Our guidance does not include any potential contracts for the utilization of our available capacity to our Baldwin, Michigan facility or at our Jena, Louisiana facility, as well as any potential new contract wins by GEO Care or international services, all of which would be accretive to our earnings. Our guidance at the upper end assumes only a modest contribution from increased utilization from the New Castle Correctional Facility in Indiana. The state of Indiana is currently in discussions with another correctional agency for the utilization of the available beds at this facility. And we believe those discussions will soon result in a signed contract.
We’ve provided operating revenue guidance in line with the market estimates, excluding any pass through construction revenues, which carry no operating margins and are a result of projects under development. We remained very optimistic about the current trends in our industry. We believe our available beds, which we are marketing to a number of clients and the strong business development pipeline for each of our three business units represent additional potential opportunities to bolster our financial performance even further. Now I’d like to give you an update on our recent contract activations and our projects currently under development. In December we opened a new 1,000 bed central Arizona correctional facility in Florence, which has a ten-year contract, in which we’ll generate approximately $22 million in annual operating revenues. Additionally, we currently have 11 projects with over 5,400 beds under development. These projects are expected to generate $94 million in combined annual operating revenues when opened between the first quarter of 2007 and the second quarter of 2008. We believe that this is the largest and most diversified organic growth pipeline in our industry. These projects include our Reeves County Detention Complex where Reeves County and GEO have activated two contracts under the BOP’s CAR 5 contract, we have added 483 beds at Reeves Unit III. And under the BOP’s CAR 6 contract, we will expand Reeves Units I and II by 320 beds with an expected completion date in the fourth quarter of the year. With these two expansions, the Reeves County Detention Complex will have a new contract capacity of 3,763 beds. We will only report our mention of contract fee and reimbursement payments for management staff in miscellaneous expenses as contract revenues since these two BOP contracts are directly with Reeves County.
Further more, our northwest detention center, which expanded by 200 beds without any new construction will generate $2 million in additional annual operating revenues. Our Broward transition center with extension of 150 beds without any construction, will generate $2 million in annual additional operating revenues. The 235-bed bond finance expansion of our Moore Haven Correctional Facility in Florida, which will generate $3 million in additional analyzed operating revenues when it opens in the second quarter of the year. A new 1500 bed bond financing prison in Graceville, Florida will generate $21 million in analyzed operating revenues when completed in the third quarter of the year. The 576 bed expansion of our company-owned Val Verde facility using free cash flow, which is expected to generate $11 million in additional operating revenues when completed in the third quarter of 2007. The 625 bed bond finance northeast New Mexico facility, which will house New Mexico prisoners between the state and Clayton who in turn contracts with GEO and which will generate $11 million in annual operating revenues when completed in the first quarter of 2008. A new 1100 bed bond finance facility in Montgomery, Texas, which we will manage under a contract with the county, which we expect will be used by other state or federal agencies when completed in the second quarter of 2008, we expect this facility to generate $14 million in annual operated revenues. The 100-bed south Florida valuation annex, which is expected to generate $10 million in additive revenues in 2007. And the 175-bed Treasure Coast Forensic Treatment Center, which will open on April 1, and will generate $20 million analyzed operating revenues. With these two new contracts, GEO Care now has over $100 million in contracts revenues with the state of Florida alone. Just based on its existing contracts, we expect GEO Care to have a revenue run rate of $130 million in 2008.
This year, GEO Care will represent more than 10% of our revenue base and we expect their revenue share will continue to increase rapidly over the next three to five years as they continue to grow their business base. GEO Care’s long-term contracts of ten to 20 years combined with our federal contracts, which are increasingly becoming longer term agreements with improved contract terms currently represent over 40% of our total revenues, which we believe is an important distinguishing attribute of our company. With regard to our available capacity, we currently have approximately 2200 empty beds available at three facilities. In Indiana, a 2400 bed Newcastle Correctional Facility, which currently houses just under 1100 inmates for the state of Indiana, has available capacity for approximately 1260 beds. The state of Indiana has been in discussions with another correctional agency regarding the use of those beds and we expect those discussions will soon result in a signed contract. In addition to the available beds in Indiana, we have at least 900 beds available at two idle facilities. In Jena, Louisiana we have our LaSalle Detention Facility can house 400 inmates and have sufficient land to expand the facility by several hundred additional beds. In Baldwin, Michigan, our North Lake Correctional Facility can house 500 inmates and also has substantial acreage to expand by several hundred beds. As I’ve previously said, we’ve been in discussions with state and federal agencies regarding the potential use of both of these facilities. Moving forward to our pending proposals. For more than three years, we’ve been competing in a procurement issued by the Office of the Federal Detention Trustee for a 1500-bed detention facility in Loredo, Texas for use by the U.S.Marshall Service. I am very pleased to report that this morning we received an executed conditional acceptance of final offer from the OFDT under this procurement.

Although this is not a contract award, the OFDT has conditionally accepted GEO’s proposal subject to the of the completion of environmental review, the OFDT and USMC are scheduled to release the final environmental impact statement March 9th with public comment period ending April 9th, subject to the successful completion of the process, we believe an official contract will be awarded for GEO for an initial five-year term with three five-year renewal options. Given the Loredo project will be for 1500 beds, it would be among our largest contracts. In Arizona, the state has issued two RFPs, one for the provision of up to 5,700 out of state beds and another for 3,000 instate beds. We have submitted proposals in response to both RFPs and expect contract awards to be made in the near term. Additionally we have a number of pending rebids which include the 120-bed Bronx Community Re-Entry Center being rebid by the BOP expected in the first or second quarter of this year. The 2,048 bed Taft Correctional Institution in California also being rebid by the BOP with a contract award expected in the second half of 2007. The 750 bed Moore Haven Facility in Florida with a contract expected in the second quarter of the year. As I mentioned earlier, we’re expanding this facility by 235 beds. In addition to these pending proposals, we expect to compete for a number of additional projects both domestically and internationally over the remainder of this year. In the U.S., we expect to compete for a new 1,000 bed detention facility to be located in Las Vegas, Texas — Nevada, for use jointly by the U.S. Marshall Service. We expect the solicitation to be issued in May with an expected award in second quarter of 2008. I’d like to address a recent report published by the two charitable trusts that provides a forecast of prison population growth at the state and federal levels in the U.S. between 2007 and 2011. The report concludes that state and federal prison populations will grow by more than 192,000 inmates in the next five years, representing a 13% increase. The report points out that this projected growth rate over the next five years of approximately 38,400 more inmates per year is higher than the growth rate over the past three years. The report further estimates that the U.S. may need as much as $27.5 billion over the next five years to accommodate projected prison expansions and operations with as much as $15 billion in additional funds needed for operations alone.
The states of Texas, California, Arizona, Florida along with the federal prison system are projected to represent approximately 45% of the projected prison population growth in the U.S. over the next five years. These statistics do not include projected growth in local jails throughout the United States. We continue to believe that our industry is facing very favorable trends with the majority of states along with all three federal agencies facing increased bed demands and seeking viable public and private partnerships to meet those needs. We believe we are well-positioned to capitalize on these favorable trends as the second largest private operator in the U.S. and the largest private operator in a number of individual states like California, Florida, and New Mexico, among others. Internationally, the Scottish Prison Service is expected to publish a competitive tender for the development operation of a new 700-bed prison in Lomas, Scotland. The United Kingdom, the Home Secretary stated there would be a near term need for 1000 new beds through public private partnerships. We continue to monitor the UK market and believe that we are well positioned with our GEO subsidiaries to take advantage of those future opportunities. In South Africa, you may recall, that the government was conducting a feasibility study on the potential development of new 3,000 bed prisons. A draft report has now been presented to the government on the development of five new 3,000-bed prisons at a budgeted construction cost of $720 million or $100 million per prison. The draft report recommends the design development financing of these new prisons through public private partnership initiatives. We are monitoring theses developments in South Africa closely. Once again believe that we are we well-positioned to capitalize new growth opportunity in that market.
With regard to mental health and residential treatment opportunities, we are very excited about GEO Care’s prospects. They are off to a great start this year with two new contracts in Florida totaling more than $30 million in annual revenues. We expect GEO Care to compete for several new projects during 2007. In closing, I would like to make a few remarks regarding our outlook for 2007. We’re extremely pleased with the strong financial performance of all three of our business units during 2006. We believe 2007 is shaping up to be a very successful year, as well. Our acquisition of Correctional Services Corporation continues to be very successful on an operational financial basis with several of the former CSC facilities posting increased occupancy levels and strong financial results. Our acquisition of CentraCore Properties Trust now gives us greater flexibility to expand our existing facilities and pursue future growth opportunities. We have what we believe is the largest organic pipeline in our industry with 11 projects under development totaling over 5,400 beds and $94 million in annual revenues when completed. We have approximately 2,200 beds immediately available at three facilities in Indiana, Michigan, Louisiana with expansion potential at the Louisiana, Michigan facilities. That concludes my presentation, and I would now like to open the call to any questions.
QUESTION AND ANSWER

Operator
Thank you, sir. [OPERATOR INSTRUCTIONS] Your first question is from Jeffrey Kessler with Lehman Brothers. Please proceed.

Jeffrey Kessler - Lehman Brothers — Analyst

Hi, guys. Couple of quick questions on your guidance. With respect to the EBITDA guidance of 125-135 million, that stayed relatively unchanged relative to your EPS guidance that you increased by $0.15. Can you comment a bit on that? Was that a range that you predetermined before? Is there more up side to that in line with what the EPS has been raised to?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
This is Jerry O’Rourke. In taking a look at where we were with the EBITDA, I think it’s pretty much parallel with the performance we’re expecting. And we believe it’s consistent with the EPS guidance that we’ve given out.

Jeffrey Kessler - Lehman Brothers — Analyst
Okay. And in the guidance that you’ve provided for ‘07, how much of the California contracts are roughly baked into these?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
There is nothing in the California contracts.

Jeffrey Kessler - Lehman Brothers — Analyst
All right. With respect to the EBITDA, one quick question is, after the CBT acquisition, of that 125-135 million, how much of that — what percent of that do you guys estimate comes from your own facilities?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Approximately 75%.

Jeffrey Kessler - Lehman Brothers — Analyst
All right. Good. And I guess one final question is on the quarter. The as well as the SG&A numbers relative to the last two-three quarters in this year came in below expectations. Can you provide a little more color on that and how we should see those numbers trending out into ‘07?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
I think if you take a look at the G&A trending over the past 4 quarters, you can see that we’re at about $14 million a quarter plus or minus approximately $100,000. We think that from a perspective standpoint, the 14 million quarterly figure is very good and we’ve been, obviously, concentrating on that to drive the percentage of G&A down. We’re sitting now under 7%. And that’s a real benchmark. Relative to the D&A issue, a modest reclassification took place that had no impact on the operating income line on that D&A change.

Jeffrey Kessler - Lehman Brothers — Analyst
All right. That’s good for now, thanks, guys.

Operator
Your next question will come from the line of Patrick Swindel with Avondale Partners. Please proceed.

Patrick Swindel - Avondale Partners — Analyst

Good afternoon. First question, and the announcement of the U.S. Marshall service indication this morning they conditionally had accepted your bid. Outside of an environmental approval, what needs to occur for that award to be finalized and in terms of timing, if you were to have that finalized say in the second quarter, when would — when should we expect it to come online and how do you plan to finance the facility?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Well, there’s nothing for us to do. I think it’s just a matter of waiting the allotted time for public comment regarding environmental issues. If we expect that to occur in the next 30 days, there is a 16-18 month construction period. So we’re really looking at late next year ‘08 or early first quarter ‘09 for it to come online.

Patrick Swindel - Avondale Partners — Analyst
Would you expect to build that facility, own that facility and then would you be funding it most likely with your own balance sheet or public bond financing?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Our intent is first the latter that it would be bond finance.

Patrick Swindel - Avondale Partners — Analyst
Okay. And then would you consider the environmental survey effectively a formality? Would you believe that there’s anything that could arise during that survey that would impact the ultimate award?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Well, I won’t say it’s a formality. It’s part of the normal process, which we have gone through now several times.

Patrick Swindel - Avondale Partners — Analyst
Sure. Understood. You’ve talked about and it’s pretty well recognized that you’ve got some repricing opportunities during 2007 and 2008 as some of your contracts come to expiration and you get to revisit that pricing. In the current demand environment, it would seem, there would be a significant amount of pricing leverage for you as a vendor particularly in those situations where you own or lease the beds. How much of that repricing opportunity have you built into the guidance, if any,?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
None.

Patrick Swindel - Avondale Partners — Analyst
Am I thinking about the industry appropriately and that there should be pricing opportunities?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Well, we will be pricing our California contracts that we now own to reflect the embedded purchase price of the individual facilities, as a result of having acquired them from CPT.

Patrick Swindel - Avondale Partners — Analyst

In other words you’ll be repricing a replacement cost as opposed to original build cost?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Well, purchase costs, not replacement costs. Verses original build cost.

Patrick Swindel - Avondale Partners — Analyst
But that should be higher and should allow you to recapture some of the repurchase?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
It will be higher because they were built almost 10 years ago.

Patrick Swindel - Avondale Partners — Analyst
Exactly. All right. Perfect. Thank you very much.

Operator
Your next question comes from the line of Andrew Ken with Perry Capital. Please proceed.

Andrew Ken - Perry Capital — Analyst
Yes, could you just comment on the developments in California with the courts and the prison outsourcing?

George Zoley - The GEO Group — Chairman and CEO
Okay. But I want to reiterate that presently our guidance does not assume any use of beds by the state of California.

Andrew Ken - Perry Capital — Analyst
Sure. Sure.

Pablo Diaz - The GEO Group — Director of Corporate Relations
But there was a lower court ruling, I believe indicating that the Governor’s emergency proclamation was improper and that’s being appealed right now to a higher court. And I believe there’s a stay on that order. And the state is obviously hoping that they will prevail in the appellate courts and continue with their transfer of inmates out of state.

Andrew Ken - Perry Capital — Analyst
Okay. Thank you.

Operator
[OPERATOR INSTRUCTIONS]. Your next question comes from the line of Bill. Please proceed.

Bill Gillcrest - Hartford Investment Management — Analyst
Hi, guys. Thanks a lot for taking my question. Just a quick question on what the plan is to do with your debt level. Just trying to get your strategy there, what you’re thinking about in terms of reducing that? Is it at a good level to build out some of these facilities?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
We’re obviously leveraged up and as you can see from one of the questions on how would we handle Loredo. We’d like bond finance projects, we’ve announced a couple of them recently, most recently Montgomery County, Texas is also a bond financing. That will be our first inclination to the extent we can. We will use bond financing. If necessary, we’ll use the company’s balance sheet and all other available techniques to finance our company’s growth.

Bill Gillcrest - Hartford Investment Management — Analyst
Okay. Thanks a lot.

Operator
Your next question will come from the line of Todd Van Fleet with First Analysis, Please proceed.

Todd Van Fleet - First Analysis — Analyst
Hi, guys. Figured I’d jump on with a few. First with respect to Loredo and in regards to the pricing, is there any reason to believe that the pricing there will be any different than what we saw recently, with what was it was a CAR7 in Reeves County, or was it CAR6? I’m losing track of my CARs. So that’s the question on Loredo. Second Question is kind of broadly speaking about what the gross margin shook out at least the way it turned out in Q4. I think if you strip off the construction revenue on a sequential basis, the gross margin showed a little bit of contraction. I’m just wondering why would that be given the positive pre announcement and related to that positive preannouncement the occupancy levels and the nature of the contracts and so forth. Why would we see a sequential deterioration in the gross margin? Thanks.

George Zoley - The GEO Group — Chairman and CEO
With respect to your first question, the project 1500 bed project — although I can’t give you specific per diem rates, it will be as I said among our largest contracts and the analyzed revenues will exceed $30 million.

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
And on the compression pricing, we’re not seeing the compression. We’ve actually got at the net income bottom line about 4.3% net income verses revenue without the construction revenue in there. That was the third quarter. And the fourth quarter up at 5%.

Todd Van Fleet - First Analysis — Analyst
Well, I was referring to — to actually the gross margin as we’ll call it. Your operating expenses if you factor off, I guess the lease expense that you recorded in Q4? So if you strip that off, the gross margin was, I think about 21.1 relative to, if I can recall 21.9 % in Q3. Maybe we can follow-up offline about that, but it was just a general question I had. One more I guess if I can, on Michigan, who is the likely customer there? Who are you targeting that facility for?

George Zoley - The GEO Group — Chairman and CEO

I think that would be a state customer.

Todd Van Fleet - First Analysis — Analyst
And the nature of that facility given it was housing, I guess juvenile offenders previously. Is there anything that has to happen from a structural standpoint to make that facility ready for another population?

George Zoley - The GEO Group — Chairman and CEO
No, it’s a — it’s a sell type facility. It’s maximum security. It can house high security prisoners and it’s ready to go.

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Todd, can I go back to your other question?

Todd Van Fleet - First Analysis — Analyst
Sure.

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
I think while you’re seeing the compression activity in the quarter we had $860,000 worth of start-up activity. Contrasting the third quarter, it was 1.5 million, so that’s causing a little bit of compression, driven basically by the start-up activity, which is good for — But, yeah. I understand that. Like I said we can follow-up offline on that, if you’d like. Okay. Thanks, guys.

Operator
[OPERATOR INSTRUCTIONS] Your next question will come from the line of Patrick. Please proceed.

Patrick Swindel - Avondale Partners — Analyst
Just to follow-up on that last question. Jerry, you mentioned earlier that you had to reclassify some D&A. I would assume that would be reclassified in the facility level operating expenses, Is that correct? In other words, absolute D&A would not diminish the classification of the D&A line verses another line of the income state?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Another line of the income statement, is correct.

Patrick Swindel - Avondale Partners — Analyst
And that would effect sequential decline in gross margin if some of those some of that expense is reclassified into that operating expense line?

George Zoley - The GEO Group — Chairman and CEO
Right.

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer

Correct.

Patrick Swindel - Avondale Partners — Analyst
Which in theory is what, I guess in fact is what happened, I would assume.

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
Correct.

Patrick Swindel - Avondale Partners — Analyst
Okay. So, rather than being a sequential decline, there was a reclassification of depreciation expense, some of that flowed through the operating expense some of that flowed through the operating expense line, in fact apples-to-apples, there should not necessarily have been a decline in absolute gross margin. Is that fair?

Jerry O’Rourke - The GEO Group — CFO, SVP Financing and Treasurer
You’re right on target.

Patrick Swindel - Avondale Partners — Analyst
Okay.

Todd Van Fleet - First Analysis — Analyst
Perfect. And last — next question. George, you mentioned a couple of contracts had been restructured so that it reduced or maybe eliminated the quarterly volatility that you typically see from in the fourth quarter. Is that something that you see on a going forward basis as you look at your pipeline? You’re going to be able to price then to other contracts so you’re not as exposed to volatility and populations?

George Zoley - The GEO Group — Chairman and CEO
Yes. We will be pricing so that whatever the guaranty is, whether it’s 50%,60, 70, 80 that we want the pricing to reflect a more normalized financial return for us without unnecessary exposure to occupancy fluxuations. And I think we’ve done that successfully over the last 2 years now. And it’s particularly reflected in the fourth quarter, which historically has been the most prone to have those occupancy fluxuations and negative impacting the financial results, but it did not occur this last time. And I don’t think it’s going to occur in the future.

Patrick Swindel - Avondale Partners — Analyst
Do you think that the leverage, your leverage to restructure those contracts or to mitigate your own risk from population fluxuations is a function of scarcity of beds and that plays into the overall pricing power that you have?

George Zoley - The GEO Group — Chairman and CEO
It’s a reflection of what’s available in the marketplace, yeah. We’re — we’re pricing according to our needs and the marketplace is accepting it.

Patrick Swindel - Avondale Partners — Analyst

All right. Perfect. Thank you very much.

Operator
Your next question comes from the line of [Eduardo Abush] with the GEO group Please proceed.

Eduardo Abush - The GEO Group — Analyst
Yes, hi. Congratulations on the quarter. Was just wondering, I don’t think I caught this, but talking about the Loredo project. Do you guys include any of this in terms of guidance for this year? What is the timing on that?

George Zoley - The GEO Group — Chairman and CEO
No, the Loredo project is a brand new project we’ve just now announced on this conference call.

Eduardo Abush - The GEO Group — Analyst
Could you just repeat kind of what the timing is or when do you think you’ll sart receiving inmates?

George Zoley - The GEO Group — Chairman and CEO
Well, as I said earlier, there is a public comment period, which will take another approximate 30 days. And hoping for that contract award at the end of that time period. It will require a construction period of 16-18 months and therefore place the opening of the facility in late ‘08 or early ‘09.

Eduardo Abush - The GEO Group — Analyst
Thank you very much for that.

Operator
At this time, there are no more questions in the queue. I would now like to turn the call back to Mr. George Zoley.

George Zoley - The GEO Group — Chairman and CEO
We thank everyone for joining us on this call and look forward to addressing you next quarter. Thank you very much.

Operator
Ladies and gentlemen, this concludes your presentation. You may now disconnect. Have a great day.